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                                                                   EXHIBIT 99.3


                                 REVLON, INC.


                              SHARES OF CLASS A COMMON STOCK


 OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS OF REVLON, INC.


                                                                         , 2003


Dear Stockholder:


     This notice is being distributed by Revlon, Inc. ("Revlon") to all holders of record ("Recordholders") of shares of its Class A and Class B common stock, par value $0.01 per share (the "Common Stock"), at the close of business on
          , 2003 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of transferable subscription rights (the "Rights") to subscribe for and purchase shares of its Class A common
stock. The Rights are described in Revlon's Prospectus dated         , 2003
(the "Prospectus").


     In the Rights Offering, Revlon is offering an aggregate of         shares
of its Class A common stock (the "Underlying Shares"), as described in the Prospectus.


     The Rights will expire, if not exercised, at 5:00 p.m., New York City
time, on        , 2003, unless extended in the sole discretion of Revlon (as it may be extended, the "Expiration Date").


     As described in the accompanying Prospectus, you will receive one Right
for each    shares of Common Stock owned of record as of the close of business on the Record Date.


     Each Right will allow you to subscribe for one share of Class A common
stock (the "Basic Subscription Privilege") at the cash price of $        per
share (the "Subscription Price").


     In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription
Privilege") at the same cash price of $    per share for shares of Class A
common stock that are not otherwise purchased pursuant to the exercise of Rights by other holders of Rights (except MacAndrews & Forbes) under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights (except MacAndrews & Forbes) do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Revlon will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of Underlying Shares that each holder of Rights has purchased by exercising their Basic Subscription Privileges. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than they subscribed for under their Over-Subscription Privilege, then Revlon will allocate to them only the number of Excess Shares for which they subscribed. Revlon will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Privileges. See "The Rights Offering--Subscription Privileges" in the Prospectus.


     The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates") and will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.


     Enclosed are copies of the following documents:


     1. Prospectus;

     2. Subscription Rights Certificate;
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     3. Instructions as to Use of Revlon, Inc. Subscription Rights Certificates
(including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Revlon, Inc.); and


     4. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.


     Your prompt action is requested. To exercise Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Class A common stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised or sold prior to the Expiration Date will expire without value.


     Additional copies of the enclosed materials may be obtained from the Information Agent, D.F. King & Co., Inc. The Information Agent's telephone number is (800) 949-2583. Banks and brokers please call collect at (212) 269-5550.



                                          Very truly yours,



                                          REVLON, INC.

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